Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-226492) and Form S-8 (333-222913, 333-215959, 333-209354, 333-193767, 333-185325, 333-179281, 333-171994, 333-164670, 333-157130, 333-150792, 333-140830, 333-131653, 333-120398 and 333-115409) of Myriad Genetics, Inc. of our report dated March 9, 2018, except for the change in the manner in which the Company accounts for debt extinguishments costs and restricted cash as discussed in Note 3 to the consolidated financial statements, as to which the date is May 9, 2018 relating to the financial statements of Counsyl, Inc., which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 12, 2018